Exhibit 10.7

INCREMENTAL FACILITY AMENDMENT (this “Amendment”) dated as of February 7, 2007, among RBS GLOBAL, INC., a Delaware corporation (“Target”), REXNORD LLC, a Delaware limited liability company (f/k/a Rexnord Corporation) (“Rexnord” and, together with Target, the “Borrowers”), the INCREMENTAL LENDERS (as defined below) and MERRILL LYNCH CAPITAL CORPORATION, as administrative agent (in such capacity, the “Administrative Agent”) under the Credit Agreement referred to below, to the CREDIT AGREEMENT dated as of July 21, 2006, among CHASE ACQUISITION I, INC., a Delaware corporation (“Holdings”), the Borrowers, the Lenders party thereto from time to time and the agents, arrangers and bookrunners party thereto, as in effect immediately prior to this Amendment (the “Credit Agreement”).

A. Pursuant to the Credit Agreement, the Lenders have extended credit to the Borrowers, and have agreed to extend credit to the Borrowers, in each case pursuant to the terms and subject to the conditions set forth therein.

B. The Borrowers have informed the Administrative Agent that they intend to acquire (the “Acquisition”), directly or indirectly, the plumbing products business of Jacuzzi Brands, Inc., pursuant to the Purchase Agreement, dated as of October 11, 2006 (the “Purchase Agreement”).

C. Pursuant to Section 2.21 of the Credit Agreement, the Borrowers have requested that the Incremental Lenders (as defined below) provide Incremental Term Loans (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Credit Agreement) in the form of Other Term Loans in an aggregate principal amount of $200,000,000, to finance, in part, the Acquisition and the payment of related fees and expenses.

D. The Incremental Lenders are willing to provide such Incremental Term Loans to the Borrowers pursuant to the terms and subject to the conditions set forth herein.

E. With respect to such Incremental Term Loans (i) Credit Suisse Securities (USA) LLC (“CS Securities”) and Banc of America Securities LLC (“BAS”) will act as joint lead arrangers and joint bookrunners (together in such capacity, the “Arrangers”), (ii) CS Securities, BAS and UBS Securities LLC (“UBS Securities”) will act as joint bookrunners, (iii) BAS will act as sole syndication agent and (iv) UBS will act as documentation agent.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and subject to the conditions set forth herein, Holdings, the Borrowers, the Incremental Lenders and the Administrative Agent hereby agree as follows:

SECTION 1. Defined Terms. As used in this Amendment, the following terms have the meanings specified below:

“Amendment Transactions” shall mean the execution and delivery of this Amendment and the Reaffirmation Agreement (as defined in Section 6(f) hereof) by each Person party hereto or thereto, the satisfaction of the conditions to the effectiveness hereof and thereof and the consummation of the transactions contemplated hereby and thereby.

“Incremental Effective Date” shall mean the date on which all the conditions set forth or referred to in Section 6 hereof shall have been satisfied (or waived by each of the Incremental Lenders).

“Incremental Lenders” shall mean the persons listed on Schedule 1 hereto (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04 of the Credit Agreement), as well as any person that becomes an “Incremental Lender” hereunder pursuant to Section 9.04 of the Credit Agreement.

“Incremental Tranche B-2 Term B Loan Commitment” shall mean, with respect to each Incremental Lender, the agreement of such Incremental Lender to make a Tranche B-2 Term B Loan hereunder on the Incremental Effective Date, expressed as an amount representing the maximum principal amount of the Tranche B-2 Term B Loan to be made by such Incremental Lender hereunder, as set forth on Schedule 1 hereto or in the Assignment and Acceptance Agreement pursuant to which such Incremental Lender shall have assumed its Incremental Term Loan Commitment, as applicable. The aggregate amount of the Incremental Tranche B-2 Term B Loan Commitments of all Incremental Lenders as of the date of this Amendment will be $200,000,000.

“Tranche B-2 Term B Loans” shall mean the loans made pursuant to Section 2 of this Amendment.

SECTION 2. Commitment. Subject to the terms and conditions set forth herein, each Incremental Lender agrees to make a Tranche B-2 Term B Loan to the Borrowers on the Incremental Effective Date in a principal amount not exceeding such Incremental Lender’s Tranche B-2 Term B Loan Commitment. The funding of the Tranche B-2 Term B Loans on the Incremental Effective Date shall be consummated at a closing to be held at the offices of O’Melveny & Myers LLP, or at such other place as the Borrowers and the Administrative Agent shall agree upon. Unless previously terminated, the Tranche B-2 Term B Loan Commitments shall terminate at 5:00 p.m., New York City time, on the Incremental Effective Date.

SECTION 3. Amendments to Section 1.01. (a) Section 1.01 of the Credit Agreement is hereby amended by adding the following definitions in the appropriate alphabetical order:

“Incremental Effective Date” shall have the meaning set forth in Section 1 of the Tranche B-2 Term B Facility Amendment.

“Total Net Leverage Ratio” shall mean, on any date, the ratio of (a) the amount of Consolidated Debt of the Borrowers and their Subsidiaries less, without duplication, the

Unrestricted Cash and Permitted Investments of the Borrowers and their Subsidiaries, in each case as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided, that for purposes of clause (b) above, (i) EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis and (ii) EBITDA shall include all adjustments of the nature used in connection with the calculation of Adjusted EBITDA as set forth in footnote 3 to the “Summary Historical and Unaudited Pro Forma Financial Data” under “Offering Circular Summary” in the Senior Unsecured Notes Offering Memorandum and the Senior Subordinated Notes Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable in the relevant Test Period; provided, further, that the Borrowers shall deliver a Financial Officer’s certificate of the type contemplated by the last sentence of the definition of “Pro Forma Basis” in respect of all adjustments pursuant to clause (ii) above.

“Tranche B-1 Term B Borrowing” shall mean a Borrowing comprised of Tranche B-1 Term B Loans.

“Tranche B-1 Term B Loan Commitment” shall mean with respect to each Lender, the commitment of such Lender to make Tranche B-1 Term B Loans as set forth in Section 2.01(a). The aggregate amount of the Tranche B-1 Term B Loan Commitments on the Closing Date is $610.0 million.

“Tranche B-1 Term B Loans” shall mean the term loans made by the Lenders to the Borrowers pursuant to Section 2.01(a).

“Tranche B-2 Term B Borrowing” shall mean a Borrowing comprised of Tranche B-2 Term B Loans.

“Tranche B-2 Term B Facility Amendment” shall mean the Incremental Facility Amendment dated as of February 7, 2007, among the Borrowers, the Incremental Term Lenders party thereto and the Administrative Agent.

“Tranche B-2 Term B Loan Commitment” shall have the meaning set forth in Section 1 of the Tranche B-2 Term B Facility Amendment.

“Tranche B-2 Term B Loans” shall have the meaning set forth in Section 1 of the Tranche B-2 Term B Facility Amendment.

(b) The definition of the term “Applicable Margin” in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced by the following text:

“Applicable Margin” shall mean for any day (i) with respect to any Tranche B-1 Term B Loan or Revolving Facility Loan, the applicable rate determined pursuant to the Pricing Grid and (ii) with respect to any Tranche B-2 Term B Loans, 2.25% per annum in the case of any Eurocurrency Loan and 1.25% per annum in the case of any ABR Loan; provided, that on and after the first Adjustment Date occurring after delivery of the financial statements and certificates required by Section 5.04 upon the completion of one full fiscal quarter of the Borrowers after the Incremental Effective Date, the Applicable Margin with respect to the Tranche B-2 Term Loans will be determined pursuant to the Pricing Grid.

(c) The table captioned “Pricing Grid for Term B Loans” in the definition of Pricing Grid in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced by the following table:

Pricing Grid for Tranche B-1 Term B Loans

Corporate Credit Ratings (Moody’s/ S&P)	Applicable Margin for ABR Tranche B-1 Term B Loans	Applicable Margin for Eurocurrency Tranche B-1 Term B Loans
B1 or better by Moody’s and B+ or better by S&P	1.25%	2.25%

Otherwise	1.50%	2.50%

Pricing Grid for Tranche B-2 Term B Loans

Total Net Leverage Ratio	Applicable Margin for ABR Tranche B-2 Term B Loans	Applicable Margin for Eurocurrency Tranche B-2 Term B Loans
Less than or equal to 5.50 to 1.00	1.00%	2.00%

Greater than 5.50 to 1.00	1.25%	2.25%

For the purposes of the foregoing relating to Revolving Facility Loans, Swingline Loans and Tranche B-2 Term B Loans, changes in the Applicable Margin and Applicable Commitment Fee resulting from changes in the Total Senior Secured Bank Leverage Ratio and the Total Net Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 5.04 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 5.04, then, at the option of the Administrative Agent or the Required Lenders, until the date that is three Business Days after the date on which such financial statements are delivered, the pricing level that is one pricing level higher than the pricing level theretofore in effect shall apply as of the first Business Day after the date on which such financial statements were to have been delivered but were not delivered. Each determination of the Total Senior Secured Bank Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination of the Total Senior Secured Bank Leverage Ratio pursuant to Section 6.11.

For purposes of the foregoing relating to Tranche B-1 Term B Loans, (i) if either S&P or Moody’s shall not have in effect a corporate credit rating (other than by reason of the circumstances referred to in the following sentence), then such rating agency (or, if an Event of Default has occurred and is continuing, both rating agencies) will have deemed to have established a corporate credit rating that is below B+ (in the case of S&P) or below B1 (in the case of Moody’s) and (ii) if any rating established or deemed to have been established by S&P or Moody’s shall be changed (other than as a result of a change in the rating system of either S&P or Moody’s), the change in the Applicable Margin shall be effective as of the date on which such change is first announced by the rating agency making such change. If the rating system of S&P or Moody’s shall change, or if either such rating agency shall cease to be in the business of issuing corporate credit ratings, the Borrowers and the Required Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the non-availability of ratings from such rating agency and, pending the effectiveness of any such amendment, the rating of such rating agency shall be determined by reference to the rating most recently in effect from such rating agency prior to such change or cessation.

(d) The definition of the term “Repricing Transaction” in Section 1.01 of the Credit Agreement is hereby amended by inserting the text “Tranche B-1” immediately preceding each occurrence of the text “Term B Loans” set forth therein.

(e) The definition of the term “Term B Borrowing” in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced by the following text:

“Term B Borrowing” shall mean any Tranche B-1 Term B Borrowing or any Tranche B-2 Term B Borrowing.

(f) The definition of the term “Term B Loan Commitment” in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced by the following text:

“Term B Loan Commitment” shall mean with respect to each Lender, such Lender’s (a) Tranche B-1 Term B Loan Commitment, (b) Tranche B-2 Term B Loan Commitment or (c) commitment to make Incremental Term Loans in the form of Term B Loans as set forth in Section 2.01(c). The initial amount of each Lender’s Term B Loan Commitment is set forth on Schedule 2.01, Schedule 1 to the Tranche B-2 Term B Facility Amendment or in the Assignment and Assumption or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Term B Loan Commitment (or its Incremental Term Commitment), as applicable.

(g) The definition of the term “Term B Loans” in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced by the following text:

“Term B Loans” shall mean (a) the Tranche B-1 Term B Loans, (b) the Tranche B-2 Term B Loans and (c) any Incremental Term Loans in the form of Term B Loans made by the Incremental Term Lenders to the Borrowers pursuant to Section 2.01(c).

SECTION 4. Amendment to Section 2.01. Section 2.01(a) of the Credit Agreement is hereby amended by inserting the text “Tranche B-1” immediately preceding each occurrence of the text “Term B Loans” in Section 2.01(a).

SECTION 5. Amendment to Section 2.03. Section 2.03(i) of the Credit Agreement is hereby amended by deleting the text “Term B Loans” and replacing it with “Tranche B-1 Term B Loans, Tranche B-2 Term B Loans”.

SECTION 6. Amendment to Section 2.10. (a) Section 2.10(a)(i) of the Credit Agreement is hereby deleted in its entirety and replaced by the following text:

(i) the Borrowers shall repay Tranche B-1 Term B Borrowings and Tranche B-2 Term B Borrowings, as applicable, on each date set forth below or, if any such date is not a Business Day, on the next succeeding Business Day, in the aggregate principal amount set forth opposite such date (each such date being referred to as a “Term B Loan Installment Date”):

Date	Amount of Tranche B-1 Term B Borrowings to Be Repaid	Amount of Tranche B-2 Term B Borrowings to Be Repaid
December 31, 2006	$1,525,000.00	—
March 31, 2007	$1,525,000.00	$500,000.00
June 30, 2007	$1,525,000.00	$500,000.00
September 30, 2007	$1,525,000.00	$500,000.00
December 31, 2007	$1,525,000.00	$500,000.00
March 31, 2008	$1,525,000.00	$500,000.00
June 30, 2008	$1,525,000.00	$500,000.00
September 30, 2008	$1,525,000.00	$500,000.00
December 31, 2008	$1,525,000.00	$500,000.00
March 31, 2009	$1,525,000.00	$500,000.00
June 30, 2009	$1,525,000.00	$500,000.00
September 30, 2009	$1,525,000.00	$500,000.00
December 31, 2009	$1,525,000.00	$500,000.00
March 31, 2010	$1,525,000.00	$500,000.00
June 30, 2010	$1,525,000.00	$500,000.00
September 30, 2010	$1,525,000.00	$500,000.00
December 31, 2010	$1,525,000.00	$500,000.00
March 31, 2011	$1,525,000.00	$500,000.00
June 30, 2011	$1,525,000.00	$500,000.00
September 30, 2011	$1,525,000.00	$500,000.00
December 31, 2011	$1,525,000.00	$500,000.00
March 31, 2012	$1,525,000.00	$500,000.00
June 30, 2012	$1,525,000.00	$500,000.00
September 30, 2012	$1,525,000.00	$500,000.00
December 31, 2012	$1,525,000.00	$500,000.00
March 31, 2013	$1,525,000.00	$500,000.00
June 30, 2013	$1,525,000.00	$500,000.00
Term B Facility Maturity Date	$568,825,000.00	$187,000,000.00

(b) Section 2.10(e) of the Credit Agreement is hereby amended by inserting the text “Tranche B-1” immediately preceding the text “Term B Loans” set forth therein.

SECTION 7. Amendment to Section 2.19. Section 2.19(d) of the Credit Agreement is hereby amended by inserting the text “Tranche B-1” immediately preceding the text “Term B Loans” set forth therein.

SECTION 8. Amendment to Sections 3.12 and 5.04. (a) Section 3.12 of the Credit Agreement is hereby amended by inserting the text “Tranche B-1” immediately preceding the text “Term B Loans” set forth therein.

(b) Section 5.04(c) of the Credit Agreement is hereby amended by inserting the text “and setting forth the calculation of the Total Net Leverage Ratio as of the end of such quarter” immediately after the text “Financial Performance Covenant” set forth therein.

SECTION 9. Conditions. The obligations of the Incremental Lenders to make the Tranche B-2 Term B Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied:

(a) The Administrative Agent shall have received (i) from the applicable Borrower, at or prior to the time required by Section 2.03 of the Credit Agreement, a Borrowing Request with respect to the Borrowing of the Tranche B-2 Term B Loans that complies with the requirements of Section 2.03 of the Credit Agreement and (ii) from each party hereto, either (A) a counterpart of this Amendment signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Amendment) that such party has signed a counterpart of this Amendment.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Incremental Lenders and dated as of the Incremental Effective Date) of (i) O’Melveny & Myers LLP, special counsel for the Borrowers, (ii) Patty Whaley, Esq., General Counsel of the Borrowers and their Subsidiaries, (iii) Murtha Cullina LLP, Connecticut counsel to Sanitary Dash Manufacturing Inc., (iv) Alston & Bird LLP, Georgia counsel to Gary Concrete Products, Inc., (v) Reed Smith LLP, Pennsylvania counsel to Zurn Industries Inc., (vi) Sher Garner Cahill Richter Klein & Hilbert, LLC, Louisiana counsel to Prager Incorporated and (vii) Preston Gates Ellis LLP, Washington counsel to Zurn EPC Services, Inc. The Borrowers hereby request such counsel to deliver such opinions.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party on the Incremental Effective Date, the authorization of the Amendment Transactions and any other legal matters relating to such Loan Parties or the Loan Documents, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) On the Incremental Effective Date, (i) the conditions set forth in paragraphs (b) and (c) of Section 4.01 of the Credit Agreement shall be satisfied, (ii) the Borrowers shall be in Pro Forma Compliance after giving effect to the Tranche B-2 Term B Loans and the application of the proceeds therefrom as if made and applied on the Incremental Effective Date and (iii) the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrowers, dated as of the Incremental Effective Date, confirming compliance with the conditions set forth in clauses (i) and (ii) of this paragraph (d).

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Incremental Effective Date (to the extent invoiced at least three Business Days prior to the Incremental Effective Date).

(f) A Reaffirmation Agreement substantially in the form of Exhibit A hereto (the “Reaffirmation Agreement”) shall have been executed and delivered by each party thereto.

(g) A Supplement or Acknowledgement and Consent to the Collateral Agreement, as applicable, shall have been delivered by each Subsidiary set forth on Schedule 6(g).

(h) The Collateral Agent shall have received counterparts of each Mortgage to be entered into with respect to each Mortgaged Property set forth on Schedule 6(h) duly executed and delivered by the record owner of such Mortgaged Property and suitable for recording or filing.

(i) The Acquisition shall be consummated simultaneously with the Borrowing of the Incremental Term Loans in accordance with applicable law and on the terms described in the Purchase Agreement and all related material agreements, without giving effect to any waiver or other modification thereof that is materially adverse to the interests of the Lenders not approved by the Arrangers (which approval shall not be unreasonably withheld or delayed).

(j) The Borrowers shall have received not less than (i) $275,000,000 in gross cash proceeds in the form of an equity contribution from the Fund and the Management Group and (ii) $460,000,000 in gross cash proceeds from the issuance of senior unsecured notes having terms and conditions (other than in respect of interest rate and call premiums) that are in the aggregate no less favorable to the Borrowers than, and maturing no earlier than, the senior unsecured notes.

Notwithstanding the foregoing, the obligations of the Incremental Lenders to make Tranche B-2 Term B Loans shall not become effective unless each of the foregoing conditions is satisfied at or prior to 5:00 p.m., New York City Time on March 17, 2007 (and, in the event such conditions are not so satisfied, this Amendment shall terminate at such time).

SECTION 10. Representations and Warranties. The Borrowers represent and warrant to the Administrative Agent and to each of the Incremental Lenders that:

(a) This Amendment has been duly authorized, executed and delivered by the Borrowers and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

(b) Neither the performance by any Loan Party of the Amendment Transactions, nor compliance by such Loan Party with the terms and provisions of the Reaffirmation Agreement (and, in the case of the Borrowers, this Amendment), will (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by-laws of such Loan Party, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which such Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 7(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings (prior to a Qualified IPO), the Borrowers or any Subsidiary Loan Party, other than the Liens created by the Loan Documents and Permitted Liens.

(c) The representations and warranties set forth in Article III of the Credit Agreement are true and correct in all material respects on and as of the Incremental Effective Date, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(d) Immediately prior to and after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

SECTION 11. Effectiveness; Amendments; Counterparts. This Amendment shall become effective as of the date first above written when the Administrative Agent shall have received counterparts of this Amendment that, when taken together, bear the signatures of the Borrowers and the Incremental Lenders. This Amendment may not be amended nor may any provision hereof be waived except pursuant to a writing signed by the Borrowers, the Administrative Agent and each Incremental Lender. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 12. Credit Agreement. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders, the Agents, the Issuing Bank, the Borrowers or any other Loan Party under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrowers to any future consent to, or waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. After the date this Amendment becomes effective, any reference to the Credit Agreement shall mean the Credit Agreement as modified hereby. This Amendment shall constitute an “Incremental Assumption Agreement”, the Incremental Lenders shall constitute “Lenders”, this Amendment and the Reaffirmation Agreement shall constitute “Loan Documents”, the Tranche B-2 Term B Loans shall constitute “Incremental Term Loans” and “Term B Loans” and the Tranche B-2 Term B Loan Commitments shall constitute “Incremental Term Loan Commitments”, in each case for all purposes of the Credit Agreement and the other Loan Documents.

SECTION 13. APPLICABLE LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 14. Expenses. The Borrowers agree to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Amendment, to the extent required by Section 9.05 of the Credit Agreement.

SECTION 15. Headings. The Section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Incremental Facility Amendment to be duly executed by their respective authorized officers as of the day and year first written above.

RBS GLOBAL, INC.,

By:	/s/ George C. Moore
Name:	George C. Moore
Title:	Executive Vice President and
Chief Financial Officer

REXNORD LLC,

By:	/s/ George C. Moore
Name:	George C. Moore
Title:	Executive Vice President and Chief Financial Officer

MERRILL LYNCH CAPITAL CORPORATION, as Administrative Agent

By:	/s/ Don Burkitt
Name: Don Burkitt
Title: Vice President

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Incremental Lender

by	/s/ Ian Nalitt
Name: Ian Nalitt
Title: Vice President

By	/s/ Denise L. Alvarez
Name: Denise L. Alvarez
Title: Associate